The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 29, 2020

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated May , 2020

JPMorgan Chase Financial Company LLC Buffer Autocallable GEARS

Linked to the S&P 500® Index due on or about May 5, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Buffer Autocallable GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the S&P 500® Index (the “Underlying”).  If the Underlying closes at or above the Autocall Barrier (between 108.00% and 108.50% of the Initial Value, which will be finalized on the Trade Date and provided in the pricing supplement) on the Observation Date, JPMorgan Financial will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return of between 8.00% and 8.50%, which will be finalized on the Trade Date and provided in the pricing supplement.  No further payments will be made on the Securities once they have been automatically called, and you will not participate in any appreciation of the Underlying if the Securities are automatically called.  If by maturity the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 2.00.  If by maturity the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold (90.00% of the Initial Value), JPMorgan Financial will repay your principal amount at maturity.  However, if by maturity the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Underlying has declined by more than the Buffer.  Investing in the Securities involves significant risks. You may lose up to 90% of your principal amount. Generally, a higher Call Return Rate is associated with a greater risk of loss.  You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. The downside market exposure to the Underlying is buffered only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑	Call Return — JPMorgan Financial will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. No further payments will be made on the Securities once they have been automatically called, and investors will not participate in any appreciation of the Underlying if the Securities are automatically called.
❑	Enhanced Growth Potential — If the Securities have not been automatically called, at maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying. If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity, subject to the Buffer.
❑	Buffered Downside Market Exposure — If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount, resulting in a loss of 1% of your principal amount for every 1% that the Underlying has declined by more than the Buffer. You may lose up to 90% of your principal amount. The downside market exposure to the Underlying is subject to the Buffer only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Trade Date[1]	May 1, 2020
Original Issue Date (Settlement Date)[1]	May 6, 2020
Observation Date[2]	May 7, 2021
Final Valuation Date[2]	May 2, 2022
Maturity Date[2]	May 5, 2022
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE UP TO 90% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Buffer Autocallable GEARS linked to the S&P 500® Index.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The Call Return Rate, Autocall Barrier, Downside Threshold and Initial Value will be finalized on the Trade Date and provided in the pricing supplement.  The actual Call Return Rate will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of that range.  The actual Autocall Barrier will not be less than the bottom of the range nor greater than the top of the range listed below, but you should be willing to invest in the Securities if the Autocall Barrier were set equal to the bottom or  top of that range.  The Call Return applicable to the Observation Date is provided in “Call Return/Call Price” in this pricing supplement.

Underlying	Call Return Rate	Upside Gearing	Initial Value	Autocall Barrier	Downside Threshold	Buffer	CUSIP	ISIN
S&P 500® Index (Bloomberg ticker: SPX)	Between 8.00% and 8.50% per annum	2.00	•	Between 108.00% and 108.50% of the Initial Value	90% of the Initial Value	10%	48132L889	US48132L8899

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-I dated April 8, 2020, underlying supplement no. 1-I dated April 8, 2020 and this pricing supplement.  The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the S&P 500® Index		$10.00		$0.20		$9.80
1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.20 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Call Return Rate and an Autocall Barrier equal to the middle of the applicable range listed above, the estimated value of the Securities would be approximately $9.672 per $10 principal amount Security.  The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.20 per $10 principal amount Security.  See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007231/crt-dp125060_424b2.pdf

t	Underlying supplement no. 1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007221/crt-dp125705_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the S&P 500® Index is an “Index.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal amount.
t	You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying, subject to the Buffer.
t	You believe the Underlying will close at or above the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.
t	You understand and accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the Call Return.
t	You would be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof) and if the Autocall Barrier were set equal to the bottom or top of the range indicated on the cover hereof (the actual Autocall Barrier will be finalized on the Trade Date and provided in the pricing supplement but will not be less than the bottom or greater than the top of the range indicated on the cover).
t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.
t	You are able and willing to invest in Securities that may be automatically called early and you are otherwise able and willing to hold the Securities to maturity.
t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.
t	You understand and accept the risks associated with the Underlying.
t	You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.
The Securities may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90% of your principal amount.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate a loss of a substantial portion of your investment, or you are not willing to make an investment that may have similar downside market risk as a hypothetical investment in the Underlying, subject to the Buffer.
t	You believe the level of the Underlying will decline over the term of the Securities and is likely to close below the Autocall Barrier on the Observation Date or the Downside Threshold on the Final Valuation Date.
t	You do not understand or accept that, if the Securities are automatically called, you will not participate in any appreciation in the level of the Underlying and your potential return is limited to the Call Return.
t	You would not be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof) or if the Autocall Barrier were set equal to the bottom or top of the range indicated on the cover hereof (the actual Autocall Barrier will be finalized on the Trade Date and provided in the pricing supplement but will not be less than the bottom or greater than the top of the range indicated on the cover).
t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.
t	You are unable or unwilling to invest in Securities that may be automatically called early, or you are otherwise unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment upon an automatic call or at maturity will be based on the principal amount.
Underlying:	S&P 500® Index
Term[1]:	Approximately 2 years, unless automatically called earlier
Call Feature:	The Securities will be automatically called if the closing level of the Underlying on the Observation Date is greater than or equal to the Autocall Barrier. If the Securities are automatically called, JPMorgan Financial will pay you on the Call Settlement Date a cash payment per Security equal to the Call Price for the Observation Date.
Observation Date[1,2]:	May 7, 2021
Call Settlement Date[1,2]:	May 12, 2021
Call Return:	The Call Return is based upon a rate of between 8.00% and 8.50% per annum. The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 8.00% per annum. See “Call Return/Call Price.”
Call Price:	The Call Price equals the principal amount per Security plus the Call Return.
Payment at Maturity (per $10 principal amount Security):

If the Securities have not been automatically called and Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return × Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative, and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Underlying Return
+ Buffer)]

In this scenario, you will lose 1% of your principal amount for every 1% that the Underlying has declined by more than the Buffer. You may lose up to 90% of your principal amount.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	2.00
Initial Value:	The closing level of the Underlying on the Trade Date
Final Value:	The closing level of the Underlying on the Final Valuation Date
Autocall Barrier:	Between 108.00% and 108.50% of the Initial Value. The actual Autocall Barrier will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 108.00% nor greater than 108.50% of the Initial Value.
Downside Threshold:	90.00% of the Initial Value
Buffer:	10%, if held to maturity
1 See footnote 1 under “Key Dates” on the front cover 2 See footnote 2 under “Key Dates” on the front cover

Investment Timeline

Trade Date	The Initial Value is observed. The Autocall Barrier, Downside Threshold and the Call Return Rate are determined.

Observation Date

The Securities will be automatically called if the closing level of the Underlying on any Observation Date is greater than or equal to the Autocall Barrier.

If the Securities are automatically called, JPMorgan Financial will pay the Call Price for the Observation Date: equal to the principal amount plus an amount based on the Call Return Rate.

Maturity Date

If the Securities have not been automatically called, the Final Value and the Underlying Return are determined.

If the Securities have not been automatically called and the Underlying Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Underlying Return ×
Upside Gearing)

If the Securities have not been automatically called and the Underlying Return is zero or negative but the Final Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Securities have not been automatically called, the Underlying Return is negative, and the Final Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × (Underlying Return + Buffer)]

Under these circumstances, you may lose up to 90% of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Return/Call Price

Observation Date†	Call Settlement Date†	Call Return (number below assumes a rate of 8.00%* per annum)	Call Price (per $10)
May 7, 2021	May 12, 2021	8.00%	$10.80

†	See footnote 2 under “Key Dates” on the cover
*	The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 8.00% per annum.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Security, although under regulations proposed in 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest).  You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Securities have not been automatically called and the Underlying Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Downside Threshold. If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, you will lose 1% of your principal amount for every 1% that the Underlying has declined by more than the Buffer. Accordingly, you could lose up to 90% of your principal amount.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	Limited Return on the Securities If Automatically Called — If the Securities are automatically called, your potential gain on the Securities will be limited to the Call Return, regardless of any appreciation of the Underlying, which may be significant. In addition, because the closing level of the Underlying at various times during the term of the Securities could be higher than on the Observation Date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the Underlying. In addition, because the Autocall Barrier will be between 108.00% and 108.50% of the Initial Value, the Underlying must appreciate by at least between 8.00% and 8.50% on the Observation Date from the Initial Value for the Securities to be automatically called. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the Underlying. Furthermore, if the Securities are automatically called, you will not benefit from the Upside Gearing that applies to the payment at maturity if the Underlying Return is positive. Because the Upside Gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Underlying. Even though you will not participate in any potential appreciation of the Underlying if the Securities are automatically called, you may be exposed to the Underlying’s downside market risk if the Securities are not automatically called.

t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

t	The Downside Market Exposure to the Underlying Is Buffered Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Underlying is above the Downside Threshold. If by maturity the Securities have not been automatically called, JPMorgan Financial will repay your principal amount as long as the Final Value is not below the Downside Threshold. However, if the Underlying Return is negative and the Final Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Underlying has declined by more than the Buffer.

t	Reinvestment Risk — If your Securities are automatically called early, the holding period over which you would have the opportunity to receive the Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	A Higher Call Return Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Securities are set, the greater the expectation is at that time that the level of the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion of your principal at maturity. In addition, the economic terms of the Securities, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set, where a higher expected volatility will generally be reflected in a higher Call Return Rate and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Securities have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of some or most of your principal at maturity.

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.  See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the level of the Underlying;

t	the time to maturity of the Securities;

t	the likelihood of an automatic call being triggered;

t	the dividend rates on the equity securities included in the Underlying;

t	interest and yield rates in the market generally; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlying — Investing in the Securities is not equivalent to investing in the stocks included in the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Underlying and received the dividends on the stock included in the Underlying. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Value, which reflects the closing level of the Underlying on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Underlying.

t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.

t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. In addition, the Autocall Barrier will be finalized on the Trade Date and provided in the pricing supplement and may be as low as the minimum or as high as the maximum for the Autocall Barrier set forth on the cover of this pricing supplement.  Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Call Return Rate and the minimum and maximum for the Autocall Barrier.

Risks Relating to the Underlying

♦	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the Underlying — JPMorgan Chase & Co. is currently one of the companies that make up the Underlying. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying and the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only.  Actual terms may vary.  See the cover page for actual offering terms.

The following tables and hypothetical examples below illustrate the payment upon an automatic call or at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of 100, a hypothetical Call Return Rate of 8.25%, a hypothetical Autocall Barrier of 108.25 and a hypothetical Downside Threshold of 90 and reflect the Upside Gearing of 2.00 and the Buffer of 10%.  The hypothetical Initial Value of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value.  The actual Initial Value, Autocall Barrier and Downside Threshold will be based on the closing level of the Underlying on the Trade Date and will be provided in the pricing supplement.  For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement.  The actual Call Return Rate will be finalized on the Trade Date and provided in the pricing supplement.  The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Initial Value, the Autocall Barrier, the Downside Threshold and the Call Return Rate to be finalized on the Trade Date and provided in the pricing supplement and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals.  The numbers appearing in the examples and tables below have been rounded for ease of analysis.

Principal Amount:	$10.00
Term:	Approximately 2 years (unless automatically called earlier)
Hypothetical Initial Value:	100.00
Hypothetical Call Return Rate:	8.25% per annum (which is the midpoint of the specified range of the Call Return Rate)
Hypothetical Autocall Barrier:	108.25 (which is 108.25% of the hypothetical Initial Value, the midpoint of the specified range of the Autocall Barrier)
Hypothetical Downside Threshold:	90.00 (which is 90.00% of the hypothetical Initial Value)
Buffer:	10%
Upside Gearing	2.00

The examples below are purely hypothetical and are intended to illustrate how the value of any payment on the Securities will depend on the closing level on the Observation Date or the Final Valuation Date.

Hypothetical Payment upon an Automatic Call

Closing Level on Observation Date	Underlying Return* (%)	Payment upon Automatic Call ($)	Return upon Automatic Call per $10.00 issue price (%)
200.00	100.00%	$10.825	8.25%
190.00	90.00%	$10.825	8.25%
180.00	80.00%	$10.825	8.25%
170.00	70.00%	$10.825	8.25%
160.00	60.00%	$10.825	8.25%
150.00	50.00%	$10.825	8.25%
140.00	40.00%	$10.825	8.25%
130.00	30.00%	$10.825	8.25%
120.00	20.00%	$10.825	8.25%
115.00	15.00%	$10.825	8.25%
110.00	10.00%	$10.825	8.25%
108.25	8.25%	$10.825	8.25%
105.00	5.00%	N/A	N/A
100.00	0.00%	N/A	N/A
95.00	-5.00%	N/A	N/A
90.00	-10.00%	N/A	N/A
80.00	-20.00%	N/A	N/A
70.00	-30.00%	N/A	N/A
60.00	-40.00%	N/A	N/A
50.00	-50.00%	N/A	N/A
40.00	-60.00%	N/A	N/A
30.00	-70.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
10.00	-90.00%	N/A	N/A
0.00	-100.00%	N/A	N/A

*As used in this table, “Underlying Return” is equal to (a) the closing level of the Underlying on the Observation Date minus the Initial Value, divided by (b) the Initial Value, expressed as a percentage.

Example 1 — Securities Are Automatically Called on the Observation Date

Closing level at Observation Date:	115.00 (at or above Autocall Barrier, Securities are automatically called)
Call Price (per Security):	$10.825

Because the Securities are automatically called on the Observation Date, JPMorgan Financial will pay you on the Call Settlement Date a Call Price of $10.825 per $10.00 principal amount (an 8.25% return on the Securities).  No further amounts will be owed on the Securities.

Hypothetical Payment at Maturity if the Securities are NOT subject to an Automatic Call:

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$30.00	200.00%
190.00	90.00%	$28.00	180.00%
180.00	80.00%	$26.00	160.00%
170.00	70.00%	$24.00	140.00%
160.00	60.00%	$22.00	120.00%
150.00	50.00%	$20.00	100.00%
140.00	40.00%	$18.00	80.00%
130.00	30.00%	$16.00	60.00%
120.00	20.00%	$14.00	40.00%
110.00	10.00%	$12.00	20.00%
105.00	5.00%	$11.00	10.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$9.00	-10.00%
70.00	-30.00%	$8.00	-20.00%
60.00	-40.00%	$7.00	-30.00%
50.00	-50.00%	$6.00	-40.00%
40.00	-60.00%	$5.00	-50.00%
30.00	-70.00%	$4.00	-60.00%
20.00	-80.00%	$3.00	-70.00%
10.00	-90.00%	$2.00	-80.00%
0.00	-100.00%	$1.00	-90.00%

Example 2 — Securities Have NOT Been Automatically Called and the Final Value Is Above the Initial Value

Closing level at Observation Date:	100.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	105.00 (above Initial Value)

Settlement Amount (per Security):	$10.00 + ($10.00 × Underlying Return × Upside Gearing) $10.00 + ($10.00 × 5% × 2.00) $11.00

Because the Securities have not been automatically called and the Final Value is above the Initial Value, at maturity JPMorgan Financial will pay you a total of $11.00 per $10.00 principal amount (a 10.00% return on the Securities).

Example 3 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Initial Value but At or Above the Downside Threshold

Closing level at Observation Date:	100.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	95.00 (below Initial Value, but at or above Downside Threshold)

Settlement Amount (per Security):	$10.00

Because the Securities have not been automatically called and the Final Value is below the Initial Value but at or above the Downside Threshold, at maturity JPMorgan Financial will pay you a total of $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Have NOT Been Automatically Called and the Final Value Is Below the Downside Threshold

Closing level at Observation Date:	90.00 (below Autocall Barrier, Securities NOT automatically called)
Closing level at Final Valuation Date:	60.00 (below Initial Value and Downside Threshold)

Settlement Amount (per Security):	$10.00 + [$10.00 × (Underlying Return + Buffer)] $10.00 + [$10.00 × (-40% + 10%)] $7.00

Because the Securities have not been automatically called, the Final Value is below the Downside Threshold and the Underlying Return -40%, at maturity JPMorgan Financial will pay you a total of $7.00 per $10.00 principal amount (a 30% loss on the Securities).

If the Securities have not been automatically called, the Underlying Return is negative and the Final Value is less than the Downside Threshold, investors will lose 1% of their principal amount for every 1% that the Underlying has declined in excess of the Buffer. Investors could lose up to 90% of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The information given below is for the four calendar quarters in each of 2015, 2016, 2017, 2018, 2019 and the first calendar quarter of 2020.  Partial data is provided for the second calendar quarter of 2020.  The closing level of the Underlying on April 28, 2020 was 2,863.39.  The actual Initial Value will be the closing level of the Underlying on the Trade Date.  We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification.  You should not take the historical levels of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/31/2019	2,854.88	2,447.89	2,834.40
4/1/2019	6/30/2019	2,954.18	2,744.45	2,941.76
7/1/2019	9/30/2019	3,025.86	2,840.60	2,976.74
10/1/2019	12/31/2019	3,240.02	2,887.61	3,230.78
1/1/2020	3/31/2020	3,386.15	2,237.40	2,584.59
4/1/2017	4/28/2020*	2,878.48	2,470.50	2,863.39

*As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from April 1, 2020 through April 28, 2020. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the daily performance of the Underlying from January 2, 2010 through April 28, 2020, based on information from Bloomberg, without independent verification. The dotted lines represent a hypothetical Autocall Barrier of 3,099.62 and a hypothetical Downside Threshold of 2,577.05, equal to 108.25% (which is the midpoint of the range for the Autocall Barrier specified on the cover hereof) and 90%, respectively, of the closing level of the Underlying on April 28, 2020.  The actual Autocall Barrier and Downside Threshold will be based on the Initial Value and will be finalized on the Trade Date and provided in the pricing supplement.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Trade Date, the Observation Date or the Final Valuation Date.  There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities.  The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates.  Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co.  This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities.  The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities.  For additional information, see “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities.  See “Key Risks — Risks Relating to the Securities Generally — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months.  The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates.  See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities.  See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.